Exhibit (d)(14)

AMENDED AND RESTATED

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

LEGG MASON GLOBAL ASSET MANAGEMENT TRUST

ON BEHALF OF

CLEARBRIDGE INTERNATIONAL GROWTH FUND

This AMENDED AND RESTATED INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT (as amended and in effect from time to time, the “Agreement”) is made as of the 1st day of July, 2018 by and between ClearBridge Investments, LLC (“Adviser”), a Delaware limited liability company, and Legg Mason Global Asset Management Trust (“Trust”), a Maryland statutory trust, on behalf of ClearBridge International Growth Fund (formerly known as Legg Mason Capital Management Growth Trust) (“Fund”).

WHEREAS, ClearBridge, LLC (formerly known as Legg Mason Capital Management LLC), a Maryland limited liability company (“ClearBridge”) serves as the investment adviser to the Fund pursuant to an Investment Advisory and Management Agreement dated as February 29, 2012 (the “Original Agreement”); and

WHEREAS, effective the date hereof, ClearBridge will transfer the Original Agreement to the Adviser pursuant to an Assumption and Transfer Agreement, dated as of the date hereof, by and between ClearBridge and the Adviser (the “Transfer”), and, after the Transfer, the investment advisory, management and administrative services currently provided by ClearBridge to the Fund will be provided by the Adviser; and

WHEREAS, the Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and the Fund is an open-end, non-diversified management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the parties have been advised that the Transfer should not result in a change of actual control or management of ClearBridge and thus does not constitute an “assignment” of the Original Agreement under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the parties hereto wish to amend and restate the Original Agreement in its entirety as set forth herein to reflect the assumption of the Original Agreement by the Adviser on the date hereof;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed as follows:

1.    Appointment. The Trust hereby appoints the Adviser as manager and investment adviser for the Fund for the period and on the terms set forth in this Agreement. The Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.

2.    Delivery of Documents. The Fund has furnished the Adviser with copies properly certified or authenticated of each of the following:

(a)    The Trust’s Declaration of Trust (“Declaration of Trust”) and all amendments thereto;

(b)    The Trust’s By-Laws (“By-Laws”) and all amendments thereto;

(c)    The Fund’s currently effective Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the 1940 Act, as filed with the Securities and Exchange Commission, including all exhibits thereto, relating to shares of common stock of the Fund, and all amendments thereto;

(d)    The Fund’s most recent prospectus(es); and

(e)    The Fund’s most recent statement(s) of additional information.

The Fund will furnish the Adviser from time to time with copies of all amendments of or supplements to the foregoing.

3.    Investment Advisory Services. (a) Subject to the supervision of the Trust’s Board of Trustees (“Board”), the Adviser shall regularly provide the Fund with investment research, advice, management and supervision and shall furnish a continuous investment program for the Fund’s portfolio of securities consistent with the Fund’s investment objective, policies and limitations as stated in the Fund’s current Prospectus and Statement of Additional Information. The Adviser shall determine from time to time what securities will be purchased, retained or sold by the Fund, and shall implement those decisions, all subject to the provisions of the Declaration of Trust and By-Laws, the 1940 Act, the applicable rules and regulations of the Securities and Exchange Commission (“SEC”) and other applicable federal and state law, as well as the investment objective, policies, and limitations of the Fund. The Adviser will place orders pursuant to its investment determinations for the Fund either directly with the issuer or with any broker or dealer. In placing orders with brokers and dealers, the Adviser will attempt to obtain the best net price and the most favorable execution of its orders; however, the Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Fund with research, analysis, advice and similar services, and the Adviser may pay to these brokers, in return for research and analysis, a higher commission than may be charged by other brokers. The Adviser is authorized to combine orders on behalf of the Fund with orders on behalf of other clients of the Adviser, consistent with guidelines adopted by the Board. In no instance will portfolio securities be purchased from or sold to the Adviser or any affiliated person thereof except in accordance with the rules, regulations or orders promulgated by the SEC pursuant to the 1940 Act. The Adviser shall also perform such other functions of management and supervision as may be requested by the Fund and agreed to by the Adviser.

(b)    The Fund has authorized any entity or person associated with the Adviser which is a member of a national securities exchange to effect any transaction on the exchange for the account of the Fund which is permitted by Section 11(a) of the Securities Exchange Act of 1934 or Rule 11a2-2(T) thereunder, and the Fund hereby consents to the retention by such person associated with the Adviser of compensation for such transactions, including compensation, in accordance with Rule 11a2-2(T)(a)(2)(iv).

(c)    The Adviser, at its expense, shall supply the Board and officers of the Fund with all statistical information and reports reasonably required by them and reasonably available to the Adviser and shall furnish the Fund with office facilities, including space, furniture and equipment and all personnel reasonably necessary for the operation of the Fund. The Adviser shall oversee the maintenance of all books and records with respect to the Fund’s securities transactions and the Fund’s books of accounts in accordance with all applicable federal and state laws and regulations. The Adviser shall authorize and permit any of its directors, officers and employees, who may be elected as trustees or officers of the Trust, to serve in the capacities in which they are elected.

(d)    The Adviser may enter into contracts with an investment sub-adviser or a sub-administrator in which the Adviser delegates to such investment sub-adviser or sub-administrator any or all of its duties specified in Paragraph 3 above, provided that such contracts impose on the investment sub-adviser or sub-administrator bound thereby all duties and conditions to which the Adviser is subject hereunder, and further provided that such contracts meet all requirements of the 1940 Act and the rules thereunder.

4.    Expenses. (a) Other than as herein specifically indicated, the Adviser shall not be responsible for the expenses of the Fund. Specifically, the Adviser will not be responsible, except to the extent of the reasonable compensation of employees of the Fund whose services may be used by the Adviser hereunder, for any of the following expenses of the Fund, which expenses shall be borne by the Fund: advisory fees; distribution fees; interest, taxes, governmental fees; fees, voluntary assessments and other expenses incurred in connection with membership in investment company organizations; the cost (including brokerage commissions or charges, if any) of securities purchased or sold by the Fund and any losses in connection therewith; fees of custodians, transfer agents, registrars or other agents; legal expenses; expense of preparing share certificates; expenses relating to the redemption or repurchase of the Fund’s shares; expenses of registering and qualifying the Fund’s shares for sale under applicable federal and state law; expenses of preparing, setting in print, printing and distributing prospectuses, reports, notices and dividends to the Fund’s shareholders; costs of stationery; costs of stockholders and other meetings of the Fund; trustees’ fees; audit fees; travel expenses of officers, trustees and employees of the Fund, if any; and the Fund’s pro rata portion of premiums on any fidelity bond and other insurance covering the Fund and its officers and trustees.

(b)    No trustee, officer or employee of the Fund shall receive from the Fund any salary or other compensation as such trustee, officer or employee while he or she is at the same time a director, officer or employee of the Adviser or any affiliated company of the Adviser. This paragraph shall not apply to executive committee members, consultants and other persons who are not regular members of the Adviser’s or any affiliated company’s staff.

5.    Services Not Exclusive. The Adviser’s services hereunder are not deemed to be exclusive, and the Adviser shall be free to render similar services to others. It is understood that persons employed by the Adviser to assist in the performance of its duties hereunder might not devote their full time to such service. Nothing herein contained shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other business or to render services of whatever kind or nature.

6.    Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Adviser hereby agrees that all books and records which it maintains for the Fund are property of the Fund and further agrees to surrender promptly to the Fund or its agents any of such records upon the Fund’s request. The Adviser further agrees to preserve for the period prescribed by Rule 31a-2 under the 1940 Act, any such records required to be maintained by Rule 31a-1 under the 1940 Act.

7.    Compensation. For the services which the Adviser will render to the Fund under this Agreement, the Fund will pay the Adviser a fee, computed daily and paid monthly, at the annual rate of the Fund’s average daily net assets that is set forth in Appendix A to this Agreement. If this Agreement is terminated as of any date not the last day of a calendar month, a final fee shall be paid promptly after the date of termination, shall be based on the average daily net assets of the Fund in that period from the beginning of such month to such date of termination, and shall be prorated by the ratio that the number of business days in such period bears to the number of business days in such month. The average daily net assets of the Fund shall in all cases be based only on business days and be computed as of the time of the regular close of business of the New York Stock Exchange, or such other time as may be determined by the Board. Each such payment shall be accompanied by a report of the Fund prepared either by the Fund or by a reputable firm of independent accountants which shall show the amount properly payable to the Adviser under this Agreement and the detailed computation thereof.

8.    Limitation of Liability. The Adviser will not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of this Agreement and shall not be responsible for any action of the Board in following or declining to follow any advice or recommendations of the Adviser; provided, however, that nothing in this Agreement shall protect the Adviser against any liability to the Fund or its shareholders for a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations or duties under this Agreement.

9.    Definitions. As used in this Agreement, the terms “securities” and “net assets” shall have the meanings ascribed to them in the Declaration of Trust; and the terms “assignment,” “interested person,” and “majority of the outstanding voting securities” shall have the meanings given to them by Section 2(a) of the 1940 Act, subject to such exemptions as may be granted by the SEC by any rule, regulation or order.

10.    Duration and Termination. This Agreement became effective February 29, 2012. If not earlier terminated, this Agreement shall continue in effect for successive annual periods, provided that such continuance is specifically approved at least annually (i) by the Board or (ii) by a vote of a majority of the outstanding voting securities of the Fund, provided that in either event the continuance is also approved by a majority of the Trustees who are not interested persons of the Fund or of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable without penalty, by vote of the Board, by vote of a majority of the outstanding voting securities of the Fund, or by the Adviser, on not less than 60 days’ notice to the Fund and/or the other party(ies) and will be terminated immediately upon the mutual written consent of the Adviser and the Fund. This Agreement will automatically and immediately terminate in the event of its assignment.

11.    Use of “ClearBridge” Name. In the event this Agreement is terminated by either party or upon written notice from the Adviser at any time, the Fund hereby agrees that it will eliminate from its name any reference to the name of “ClearBridge.” The Fund shall have the non-exclusive use of the name “ClearBridge” in whole or in part so long as this Agreement is effective or until such notice is given.

12.    Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

13.    Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities.

14.    Miscellaneous. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to the subject matter hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their constitution or effect. Should any part of this Agreement be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on and shall inure to the benefit of the parties hereto and their respective successors.

IN WITNESS WHEREOF, the parties hereto caused this Agreement to be executed by their officers thereunto duly authorized.

Attest:		CLEARBRIDGE INVESTMENTS, LLC

By:	/s/ John A. Redding IV	By:	/s/ Terrence J. Murphy
		Name:	Terrence J. Murphy
		Title:	CEO

Attest:		LEGG MASON GLOBAL ASSET MANAGEMENT TRUST

By:	/s/ Adele Vera-Angel	By:	/s/ Jane Trust
		Name:	Jane Trust
		Title:	President

APPENDIX A

ClearBridge International Growth Fund	0.70% up to $1 billion of average daily net assets;

0.68% of average daily net assets between $1 billion and $2 billion;

0.65% of average daily net assets between $2 billion and $5 billion;

0.62% of average daily net assets between $5 billion and $10 billion;

0.59% of average daily net assets exceeding $10 billion

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